SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)of the Securities
Exchange Act of 1934 (Amendment No.     )

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Genitope Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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525 Penobscot Drive
Redwood City, CA 94063
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 6, 2005
Dear Stockholder:
      You are cordially invited to attend the Annual Meeting of Stockholders of Genitope Corporation, a Delaware corporation (the “Company”). The meeting will be held on Monday, June 6, 2005 at 1:00 p.m. local time at the Company’s offices at 525 Penobscot Drive, Redwood City, CA 94063 for the following purposes:

1. To elect two Class II directors of the Company, to hold office until the 2008 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005.

3. To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.
      These items of business are more fully described in the Proxy Statement accompanying this Notice.
      The record date for the Annual Meeting is April 20, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof. A list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose reasonably related to the meeting during ordinary business hours in the office of the Secretary of the Company during the ten days prior to the Annual Meeting.

By Order of the Board of Directors,

Laura R. Woodhead
Secretary
Redwood City, California
April 29, 2005
      You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote by telephone or over the Internet, as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

GENITOPE CORPORATION
525 Penobscot Drive
Redwood City, CA 94063
PROXY STATEMENT
FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS
June 6, 2005
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
      We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Genitope Corporation (sometimes referred to as the “Company” or “Genitope”) is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by telephone or over the Internet.
      The Company intends to mail this proxy statement and accompanying proxy card on or about April 29, 2005 to all stockholders of record entitled to vote at the Annual Meeting.
Who can vote at the annual meeting?
      Only stockholders of record at the close of business on April 20, 2005 will be entitled to vote at the Annual Meeting. On this record date, there were 28,200,280 shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name
      If on April 20, 2005, your shares were registered directly in your name with Genitope’s transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by telephone or over the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
      If on April 20, 2005, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
      There are two matters scheduled for a vote:

•	Election of two Class II directors of the Company, to hold office until the 2008 Annual Meeting of Stockholders.

•	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005.

How do I vote?
      You may either vote “For” all the nominees to the Board of Directors or you may withhold from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name
      If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy by telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote by telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on June 5, 2005 to be counted.

•	To vote over the Internet, go to http://www.proxyvoting.com/gtop to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on June 5, 2005 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
      If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Genitope Corporation. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
      We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
      On each matter to be voted upon, you have one vote for each share of common stock you own as of April 20, 2005.
What if I return a proxy card but do not make specific choices?
      If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director and “For” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?
      We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
      Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date.

•	You may send a written notice that you are revoking your proxy to Genitope Corporation’s Secretary at 525 Penobscot Drive, Redwood City, CA 94063.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
      If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
      To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2005, to the Company’s Secretary, at 525 Penobscot Drive, Redwood City, CA 94063. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy materials must do so between February 6, 2006 and March 8, 2006. However, if Genitope’s 2006 Annual Meeting of Stockholders is not held between May 7, 2006 and July 6, 2006, then you must notify Genitope Corporation’s Secretary, in writing, not earlier than the close of business on the 120th day prior to the date of the 2006 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to the date of the 2006 Annual Meeting of Stockholders or (ii) the 10th day following the day we make a public announcement of the date of the 2006 Annual Meeting of Stockholders. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. If you do not comply with these requirements, you will not be able to make a stockholder proposal or director nomination at next year’s annual meeting.
How are votes counted?
      Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold”, and with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
      If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give the broker or nominee specific instructions, your broker or nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.
How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only “For” or “Withheld” votes will affect the outcome. Absentions and broker non-votes will have no effect.

•	To be approved, Proposal 2 ratifying the designation of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005 must receive “For” votes from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
What is the quorum requirement?
      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 28,200,280 shares outstanding and entitled to vote. Thus 14,100,141 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.
      Your shares will be counted towards the quorum only if you submit a valid proxy vote (or one submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
      Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2005.

PROPOSAL 1
ELECTION OF DIRECTORS
      Genitope Corporation’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. This includes vacancies created by an increase in the number of directors.
      The Board of Directors presently has six members. There are two directors in Class II, the class whose term of office expires in 2008, and who are standing for reelection. Both Gordon Denney and William Hasler were recommended for reelection to our Board of Directors by the Nominating and Corporate Governance Committee of our Board of Directors. Both of the nominees for reelection to this class are currently members of our Board who were previously elected by the stockholders. If elected at the Annual Meeting, Messrs. Denney and Hasler would serve until the 2008 Annual Meeting of Stockholders and until their successors are elected and qualified, or until the director’s earlier death, resignation or removal.
      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Messrs. Denney and Hasler. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee may propose. Messrs. Denney and Hasler have each agreed to serve if elected, and we have no reason to believe that they will be unable to serve.
      The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.
Nominees for Election for a Three-Year Term Expiring at the 2008 Annual Meeting
Gordon D. Denney
      Gordon D. Denney, age 48, has served as a director since November 1996. Mr. Denney has been a financial manager of the Tom James Company, a clothing retailer and manufacture, since October 1993. Mr. Denney is a Certified Public Accountant, inactive status, and holds a B.S. in Commerce and Business Administration from the University of Alabama at Tuscaloosa.
William A. Hasler
      William A. Hasler, age 63, has served as a director since August 2000. From July 1998 to February 2004, Mr. Hasler served as a Co-Chief Executive Officer of Aphton Corporation, a bio-pharmaceutical company, and currently serves as a director of Aphton Corporation. From August 1991 to July 1998, Mr. Hasler was the Dean of the Haas School of Business at the University of California, Berkeley. Mr. Hasler is a director of numerous companies, including Ditech Communications Corporation, Mission West Properties, Schwab Funds, Solectron Corp. and Stratex Networks. Mr. Hasler received a B.A. from Pomona College and an M.B.A. from Harvard University.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Directors Continuing in Office Until the 2006 Annual Meeting
      Dan W. Denney Jr., Ph.D., age 51, is our founder and has served as our Chief Executive Officer since November 1999 and Chairman of the Board since August 1996. Dr. Denney did his postdoctoral research in the Chemistry Department at Stanford University, where he was a Merck Fellow. Dr. Denney then served as a Visiting Scholar at the University of Alberta in Canada prior to founding Genitope Corporation. Dr. Denney holds a B.A. from Vanderbilt University and a Ph.D. in Microbiology and Immunology from Stanford University School of Medicine.
      Stanford C. Finney, age 56, has served as a director since May 2003. Since March 1997, Mr. Finney has served as Chief Executive Officer of Spyglass Trading, L.P., a registered broker/ dealer. Mr. Finney has also served as President of Rainbow Trading Corporation, a registered commodity trading advisor and pool operator, since 1991 and as President of Rainbow Trading Systems, a private investment firm, since 1976. From 1991 until 2000, Mr. Finney co-owned and served as a portfolio manager for Regal Asset Management, a private investment firm. Mr. Finney held various positions with investment firms over the past thirty years, including Eppler, Guerin and Turner, Inc., a regional brokerage firm, Shearson Lehman Brothers and Salomon Smith Barney. Mr. Finney received a B.S.B.A. and an M.B.A. from the University of Arkansas.
Directors Continuing in Office Until the 2007 Annual Meeting
      Gregory Ennis, age 39, has served as a director since November 1996. Mr. Ennis has been a Managing Director of Peninsula Equity Partners LLC, a venture capital group since February 2001. Prior to co-founding Peninsula Equity Partners LLC, Mr. Ennis served for five years as a Managing Director of the United States operations of Thompson Clive & Partners Inc., an international venture capital group where he began as an Associate in 1992. Mr. Ennis is a member of the board of directors of several private companies. Mr. Ennis holds an A.B. in Economics and Political Science from Stanford University and an M.B.A. from The Anderson School at the University of California, Los Angeles.
      Ronald L. Goode, Ph.D., age 61, as served as a director since June 2004. From February 2004 to the present, Dr. Goode has served as a consultant to various companies in the pharmaceutical industry. From March 2001 to February 2004, Dr. Goode served as the President and Chief Executive Officer at eXegenics, Inc., a biopharmaceutical company, from March 2001 to February 2004. From March 1999 to March 2001, Dr. Goode served as a consultant to various companies in the pharmaceutical industry. Prior to this, Dr. Goode served as President and Chief Executive Officer of Unimed Pharmaceuticals, Inc., a biopharmaceutical company, from November 1997 to February 1999. Dr. Goode currently serves on the Business Advisory Board of ART Recherches et Technologies Avancees Inc., a Canadian medical devices company, and the Board of Mercy Ships International, a charity medical organization, and other non-public boards. Dr. Goode holds a M.S. in Microbiology from the University of Memphis and a Ph.D. in Microbial Genetics from the University of Georgia.
Independence of the Board of Directors
      As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.
      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that four of the Company’s six directors are independent directors within the meaning of the applicable Nasdaq listing standards. Dr. Dan W. Denney Jr., the Company’s Chief Executive Officer, and Gordon Denney, who is Dr. Denney’s brother, are not “independent” within the meaning of the Nasdaq listing standards.
Information Regarding the Board of Directors and its Committees
      As required under Nasdaq listing standards, the Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Genitope at 525 Penobscot Drive, Redwood City, California 94063.

      The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2004 for each of the Board committees:

Nominating
Name	Audit		Compensation		and Governance

Dan W. Denney Jr.	—		—		—
Gordon D. Denney	—		—		—
Gregory Ennis	X		X		X	*
Stanford C. Finney(1)	X		X		X
William A. Hasler	X	*	X		—
Ronald L. Goode	—		X	*	X
Total meetings in fiscal 2004	5		4		1

*	Committee Chairperson

(1)	Mr. Finney was replaced on the Compensation Committee by Dr. Goode in June 2004.
      Below is a description of each committee of the Board of Directors. Each committee has authority to obtain advice and assistance from consultants and advisors, as it deems appropriate, to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member of each committee is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.
Audit Committee
      The Audit Committee is responsible for overseeing the Company’s corporate accounting, financial reporting practices, audits of financial statements and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualifications, independence and performance of the Company’s independent registered public accounting firm. In furtherance of these responsibilities, the Audit Committee’s duties include the following: evaluating the performance of and assessing the qualifications of the independent registered public accounting firm; determining and approving the engagement of the independent registered public accounting firm to perform audit, review and attest services and to perform any proposed permissible non-audit services; evaluating employment by the Company of individuals formerly employed by the independent registered public accounting firm and engaged on the Company’s account and any conflicts or disagreements between the independent registered public accounting firm and management regarding financial reporting, accounting practices or policies; discussing with management and the independent registered public accounting firm the results of the annual audit; reviewing the financial statements proposed to be included in the Company’s annual report on Form 10-K; discussing with management and the independent registered public accounting firm the results of the independent registered public accounting firm’s review of the Company’s quarterly financial statements; conferring with management and the independent registered public accounting firm regarding the scope, adequacy and effectiveness of internal auditing and financial reporting controls and procedures; and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control and auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Three directors comprise the Audit Committee: Messrs. Ennis, Finney and Hasler. In 2004, the Audit Committee met five times and acted by unanimous written consent one time.
      The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rules 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Hasler qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Hasler’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies. In making such determination, the Board relied on the past business experience of Mr. Hasler. Please see the description of the business experience for Mr. Hasler under the heading “Nominees for Election for a Three-Year Term Expiring at the 2008 Annual Meeting.”
Compensation Committee
      The Compensation Committee is charged with overseeing the Company’s compensation policies, plans and programs. In connection therewith, the Compensation Committee is responsible for reviewing, modifying (as needed) and approving the Company’s overall compensation strategy; evaluating the Chief Executive Officer’s performance in light of corporate performance goals and objectives and determining the compensation and other terms of employment of the Chief Executive Officer; determining the compensation to be paid to such executive officers; recommending to the Board the type and amount of compensation to be paid or awarded to the members of the Board; administering the Company’s stock option and other benefit plans; reviewing and establishing appropriate insurance coverage for the Company’s directors and officers; and related matters.
      The Compensation Committee is currently composed of three directors: Messrs. Ennis and Hasler and Dr. Goode. Dr. Goode replaced Mr. Finney as a member of the Compensation Committee in June 2004. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). In 2004, the Compensation Committee met four times and acted by unanimous written consent once. See “Report of the Compensation Committee of the Board” below.
Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee’s role is to oversee all aspects of the Company’s corporate governance functions on behalf of the Board, including reviewing the management’s efforts to monitor compliance with the Company’s programs and policies, including the Company’s code of business conduct and ethics; identifying, reviewing and evaluating candidates to serve as directors of the Company; overseeing and reviewing the procedures used by the Company to disseminate information to the Board and its committees; reviewing and evaluating incumbent directors; make recommendations to the Board regarding membership and chairmanship of each committee; and making other recommendations to the Board regarding affairs related to directors of the Company, including director compensation.
      The Nominating and Corporate Governance Committee has not established any specific minimum qualifications that must be met for recommendation for a position on the Company’s Board. Instead, in considering candidates for director, the Nominating and Corporate Governance Committee will generally consider all relevant factors, including among others the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company, the candidate’s reputation for personal integrity and ethics and the candidate’s ability to exercise sound business judgment. Other relevant factors, including diversity, age and skills, will also be considered. Candidates for director are reviewed in the context of the existing membership of the Board (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders.
      The Nominating and Corporate Governance Committee uses its network of contacts (and those of other members of the Board) when compiling a list of potential director candidates and may also engage outside consultants (such as professional search firms). At this time, the Nominating and Corporate Governance Committee does not consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.
      The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In this regard, the Nominating and Corporate Governance Committee recommended to the Board that each of Messrs. Denney and Hasler be nominated for reelection at the Annual Meeting. To date, the Nominating and

Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not received a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.
      Three directors comprise the Nominating and Corporate Governance Committee: Messrs. Ennis and Finney and Dr. Goode. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee has adopted a written Nominating and Corporate Governance Committee Charter that can be found on our corporate website at www.genitope.com. The Nominating and Corporate Governance Committee met one time during 2004.
Meetings of the Board of Directors
      During the fiscal year ended December 31, 2004, the Board met five times and acted by unanimous written consent twice. Each Board member, attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.
      As required under NASD rules, the Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present, in conjunction with regularly scheduled Board meetings and otherwise as needed.
Attendance at Annual Meeting
      It is the Company’s current policy to strongly encourage directors to attend the Annual Meeting, but they are not required to attend. The 2004 Annual Meeting of Stockholders was attended by all members of the Board of Directors.
Stockholder Communications with the Board Of Directors
      Historically, the Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. However, the Nominating and Corporate Governance Committee of the Board will consider, from time to time, whether adoption of a formal process for stockholder communications with the Board has become necessary or appropriate and, if adopted, will publish it promptly and post it to the Company’s website.
Code of Business Conduct and Ethics
      The Company has adopted the Genitope Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.genitope.com in connection with “Investor” materials. We intend to disclose on our website any substantive amendment to our code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, other executive officers and directors within five business days of such amendment. In addition, we intend to disclose the nature of any material waiver, including an implicit waiver, from a provision of our code of business conduct and ethics that is granted to any executive officer or director, the name of such person who is granted the waiver and the date of the waiver as required by applicable laws, rules and regulations. You may also request a copy of our code of business conduct and ethics by contacting investor relations department at IR@genitope.com.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)
      The Audit Committee of the Company is currently composed of three directors, Messrs. Ennis, Finney and Hasler and operates under the written Audit Committee charter adopted by the Board. The members of the Audit Committee are independent as defined in Rule 4350(d)(2)(A) of the NASD rules. The Audit Committee provides assistance and guidance to the Board in fulfilling its oversight responsibilities to the Company’s stockholders with respect to the Company’s corporate accounting and reporting practices as well as the quality and integrity of the Company’s financial statements and reports.
      The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.
      To this end, the Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2004 with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with PricewaterhouseCoopers LLP certain matters related to the conduct of the audit as required by Statement on Auditing Standards 61, as amended by Statement on Auditing Standards 90. In addition, the Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter regarding the auditor’s independence required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP its independence, including the compatibility of non-audit services provided by PricewaterhouseCoopers LLP with its independence.
      Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2004 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. Based on the Audit Committee’s recommendation, the Board has also selected, subject to stockholder approval, PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

AUDIT COMMITTEE

Gregory Ennis
Stanford C. Finney
William A. Hasler (Chairman)

(1)	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has been the Company’s independent registered public accounting firm since May 1, 2003 and has audited the Company’s financial statements from inception to date. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
      Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Principal Accountant Fees and Services
      The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2004 and December 31, 2003 by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

	Fiscal Year
	Ended

	2004	2003

	(In thousands)
Audit Fees(1)	$381	$575
Audit-related Fees(2)	$30	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees	$411	$575

(1)	Consists of fees for services associated with the annual audit, including the audit of internal control over financial reporting, the reviews of the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, as well as services performed in conjunction with our filings of Registration Statements on Form S-1, S-3 and Form S-8. All fees described above were preapproved by the Audit Committee.

(2)	Consists of fees for services related to advisory services on Sarbanes-Oxley compliance which were not reported under “Audit Fees.” There were no audit-related fees for the fiscal year ended December 31, 2003.

(3)	Consist of fees for services in connection with tax compliance, tax planning and tax advice. As stated above, the Company incurred no such fees in the fiscal years ended December 31, 2004 and December 31, 2003.

(4)	Consists of fees for products or services other than the services reported above. There were no other fees for services by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2004 and December 31, 2003.
Pre-Approval Policies and Procedures
      The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
      The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2005 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)

	Number of	Percent of
Beneficial Owner	Shares	Total

Heartland Advisors, Inc.	2,091,063	7.4%
789 North Water Street
Milwaukee, WI 53202(2)
Entities Affiliated with Walker Smith Capital Master Fund	1,474,303	5.2%
300 Crescent Court, Suite 880
Dallas, TX 75201(3)
Dan W. Denney Jr., Ph.D.(4)	1,255,730	4.4%
Diane Ingolia, J.D., Ph.D.(5)	104,533	*
Bonnie Charpentier, Ph.D.(6)	72,184	*
Claude Miller(7)	22,546	*
John M. Vuko(8)	39,924	*
Gordon D. Denney(9)	101,443	*
Gregory Ennis(10)	693,903	2.5%
Stanford C. Finney(11)	2,108,956	7.4%
Ronald L. Goode(12)	9,470	*
William A. Hasler(13)	102,517	*
All executive officers and directors as a group (11 persons)(14)	4,511,206	15.6%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (“SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 28,192,835 shares outstanding on March 15, 2005, adjusted as required by rules promulgated by the SEC. Unless otherwise provided, the address for each of the beneficial owner’s above is c/o Genitope Corporation, 525 Penobscot Drive Redwood City, California 94063.

(2)	Based on information contained in filings with the SEC (the latest of which is dated January 18, 2005), Heartland Advisors, Inc. (“HRI”), a registered investment adviser, and William J. Nasgovitz, president and principal shareholder of HRI, may be deemed to have beneficially owned 2,091,063 common shares as of December 31, 2004. The common shares are held in investment advisory accounts of HRI and various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common shares. HRI may be deemed to beneficially own the common shares by virtue of its investment discretion, and in some cases voting power, over client securities. Mr. Nasgovitz may be deemed to beneficially own the common shares as a result of his position with and stock ownership of HRI. The Heartlands Value Fund, a series of Heartland Group, Inc., a registered investment company, has an interest in more than 5% of Genitope Corporation’s common stock.

(3)	Includes 411,587 shares held by Walker Smith Capital Master Fund, 442,883 shares held by Walker Smith International Fund, Ltd., 170,974, shares held by WS Opportunity Fund International, Ltd. and 281,626 shares held by WS Opportunity Master Fund. According to a Schedule 13G Amendment No. 1 filed with the SEC on February 14, 2005, WS Capital Management, L.P. has sole investment discretion and voting authority for shares held by (1) Walker Smith Capital Master Fund, composed of Walker Smith Capital, L.P. and Walker Smith Capital (QP), L.P., and (2) Walker Smith International Fund,

Ltd. WS Capital Management, L.P. has shared investment discretion and voting authority with WSV Management, L.L.C. WSV Management, L.L.C. has sole investment discretion and voting authority for shares held by (1) WS Opportunity Master Fund, composed of WS Opportunity Fund, L.P. and WS Opportunity Fund (QP), L.P., and (2) WS Opportunity Fund International, Ltd. Reid S. Walker and G. Stacy Smith, as control persons for both WS Capital, L.L.C. (the general partner of WS Capital Management, L.P.) and WSV Management, L.L.C., each can control the investment and voting of these shares. Reid S. Walker and G. Stacy Smith are reporting these shares as each may have shared investment discretion and voting authority for those shares controlled by WSV Management, L.L.C., in that Messrs. Walker and Smith together control a majority of the voting rights of WSV Management, L.L.C.

(4)	Includes 70,830 shares that Dr. Denney has the right to acquire within 60 days of March 15, 2005 through the exercise of option grants.

(5)	Includes 64,803 shares that Dr. Ingolia has the right to acquire within 60 days of March 15, 2005 through the exercise of option grants.

(6)	Includes 52,184 shares that Dr. Charpentier has the right to acquire within 60 days of March 15, 2005 through the exercise of option grants.

(7)	Includes 22,019 shares that Mr. Miller has the right to acquire within 60 days of March 15, 2005 through the exercise of option grants.

(8)	Includes 38,833 shares that Mr. Vuko has the right to acquire within 60 days of March 15, 2005 through the exercise of option grants.

(9)	Includes 1,666 shares held by Mr. Denney’s spouse, 5,832 shares held by Mr. Denney as Custodian for Under UGMA for Davis Jordan Denney, 5,832 shares held by Mr. Denney as Custodian for Under UGMA for Katherine Ann Denney, and includes 25,555 shares that Mr. Denney has the right to acquire within 60 days of March 15, 2005 through the exercise of option grants.

(10)	Includes 38,303 shares that Mr. Ennis has the right to acquire within 60 days of March 15, 2005 through the exercise of option grants. Also includes 6,236 shares held by TB&G Enterprises, 109,014 shares held by Peninsula Equity Partners, L.P., 491,648 shares held by Peninsula Equity Partners SBIC, L.P. and 2,895 shares held by Peninsula Sodalis Fund L.P. Mr. Ennis is a partner of TB&G Enterprises, a managing member of Peninsula Equity Partners LLC, the general partner of Peninsula Equity Partners, L.P. and Peninsula Sodalis Fund L.P., and a managing member of Peninsula Equity Partners SBIC, LLC, the general partner of Peninsula Equity Partners SBIC, L.P. Includes 6,683 shares and 650 shares of common stock that Peninsula Equity Partners SBIC, L.P. and Peninsula Equity Partners, L.P., respectively, have the right to acquire within 60 days of March 15, 2005 through the exercise of outstanding warrants. Mr. Ennis disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate interest therein.

(11)	Includes 23,094 shares that Mr. Finney has the right to acquire within 60 days of March 15, 2005 through the exercise of option grants. Includes 259,333 shares of common stock that Mr. Finney has the right to acquire within 60 days of March 15, 2005 through the exercise of an outstanding warrant. Also Includes 230,000 shares held by Rainbow Futures Partners, Ltd., 353,121 shares held by Rainbow Investors, 357,193 shares held by Rainbow Trading Corporation, 345,503 shares held by Rainbow Trading Systems, Inc., 23,000 shares held by Shinnecock Investment Partners and 47,724 shares held by Pinehurst Investment Partners. Mr. Finney is the controlling shareholder of Rainbow Trading Systems, Inc. and of Rainbow Trading Corporation, the general partner of Rainbow Futures Partners, Ltd. and Rainbow Trading Ventures Partners, Ltd. Mr. Finney is also the managing partner of Rainbow Investors Partners, Shinnecock Investment Partners and Pinehurst Investment Partners. Mr. Finney disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.

(12)	Includes 9,470 shares that Dr. Goode has the right to acquire within 60 days of March 15, 2005 through the exercise of option grants.

(13)	Includes 37,387 shares that Mr. Hasler has the right to acquire within 60 days of March 15, 2005 through the exercise of option grants.

(14)	Includes shares described in the notes above, as applicable. Total number of shares includes 3,862,062 shares of common stock held by persons and entities affiliated with our directors and executive officers, 266,666 shares issuable upon the exercise of warrants and 382,478 shares issuable upon the exercise of stock options.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.
Compensation of Directors
      We have not provided cash compensation to non-employee directors for their services as directors. The members of the Board of Directors are eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.
      Each non-employee director of the Company also receives stock option grants under the 2003 Non-Employee Directors’ Stock Option Plan (which shall be referred to as the “Directors’ Plan”). Only non-employee directors of the Company or affiliates of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.
      The Directors’ Plan was adopted by our Board of Directors in August 2003 and approved by our stockholders in August 2003, and was effective upon the effectiveness of our initial public offering. The Directors’ Plan has a term of ten years, unless terminated sooner by our Board. A total of 332,000 shares of our common stock have been reserved for issuance under the Directors’ Plan. Authorized shares shall be increased annually on January 1st of each year until 2013, by the number of shares of common stock subject to options granted during the prior calendar year, however, the Board of Directors has the authority to designate a smaller number of shares.
      Option grants under the Directors’ Plan are non-discretionary. Under the Directors’ Plan, each non-employee director who becomes a director of the Company will be automatically granted on the date on which such person first becomes a director, a non-statutory stock option to purchase 25,000 shares of common stock. Each year on the day following the Company’s annual meeting of stockholders (or the next business day if that date is a legal holiday), each member of the Company’s Board of Directors who is not an employee of the Company or, where specified by the non-employee director, an affiliate of such director, is automatically granted an option to purchase 10,000 shares of common stock of the Company under the Directors’ Plan. Each non-employee director who has been a director for less than 12 months will receive an annual grant that has been reduced pro rata for each quarter prior to the date of grant during which such person did not serve as a non-employee director. On the day following the Company’s annual meeting of stockholders, each non-employee director will automatically be granted an option to purchase 1,000 shares of common stock for each committee of which they are a member.
      Stock options under the Directors’ Plan are granted at exercise prices equal to the fair market value of the common stock, which is the closing sales price as quoted on the Nasdaq National Market on the last trading day prior to the date of grant. Initial grants and annual grants vest in 36 equal monthly installments over three years. Committee option grants vest in 12 equal monthly installments over one year from the grant date. No option granted under the Directors’ Plan may be exercised after the expiration of ten years from the date it was granted. In the event of certain corporate transactions, all outstanding options under the directors’ plan either will be assumed, continued or substituted for by any surviving entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such options, the vesting provision of such options will be accelerated and such options will be terminated if not exercised prior to the effective date of such corporate transaction. In the event of certain changes in control, the vesting and exercisability of outstanding options under the Directors’ Plan granted to a non-employee director whose service is not terminated immediately prior to such change in control, other than as a condition of such change in control, shall be accelerated in full.
      During the last fiscal year, the Company granted options covering 10,000 shares to each of Messrs. Finney, Gordon Denney, Ennis and Hasler and granted options covering 25,000 to Dr. Goode, each of whom are non-employee directors of the Company, at an exercise price per share of $9.00. In addition, each non-employee director received an option to purchase 1,000 shares of common stock for each committee of which they were a member. As such, the Company granted options covering 10,000 shares of common stock in the aggregate to non-employee directors for their participation on Board committees. The fair market value of 9,000 shares of such common stock on the date of grant was $9.00 per share and the fair market value of the remaining 1,000 shares was $9.75 per share (based on the closing sales price reported on the Nasdaq National Market for the date of grant). As of March 15, 2005, no options had been exercised under the Directors’ Plan.
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
      The following table shows for the fiscal years ended December 31, 2002, 2003 and 2004, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2004 (the “Named Executive Officers”):

					Long-Term
					Compensation
					Awards

		Annual Compensation			Securities
					Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Options (#)	Compensation ($)(2)

Dr. Dan W. Denney Jr.	2004	300,000	300,000	(3)	125,000	139
President and Chief Executive Officer	2003	236,450	—		100,000	—
	2002	228,000	—		—	—
Dr. Diane Ingolia	2004	228,000	10,000		80,000	86
Vice President of Technical Development	2003	181,517	—		69,706	—
and Intellectual Property Counsel	2002	170,000	—		5,000	—
Dr. Bonnie Charpentier	2004	227,500	10,000		70,000	131
Vice President, Regulatory Affairs	2003	215,000	—		40,082	—
	2002	215,000	22,000	(4)		—
Mr. Claude Miller(5)	2004	209,000	20,000		95,000	131
Vice President, Quality
Mr. John Vuko(6)	2004	177,692	40,000		150,000	139
Vice President Finance and Chief
Financial Officer

(1)	Includes bonuses earned in 2004 and paid in 2005.

(2)	Includes Group Term Life Insurance.

(3)	Includes $100,000 bonus earned and paid in 2004 and $200,000 bonus earned in 2004 and paid in 2005.

(4)	Reflects sign-on bonus of $22,000.

(5)	Mr. Miller joined the Company in February 2004.

(6)	Mr. Vuko joined the Company in April 2004.

STOCK OPTION GRANTS AND EXERCISES
      The Company has granted options to its executive officers under its 1996 Stock Option Plan (the “1996 Plan”) and its 2003 Equity Incentive Plan (the “Incentive Plan,” collectively with the 1996 Plan, the “Plans”). The Company is not currently granting options out of the 1996 Plan, but the 1996 Plan remains in effect as to outstanding stock options granted under the 1996 Plan, and the Company may grant stock options from the 1996 Plan in the future. As of March 15, 2005, options to purchase a total of 1,615,775 shares were outstanding under the Plans and options to purchase 3,707,358 shares remained available for grant under the Plans.
      The following tables show for the fiscal year ended December 31, 2004, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers. The exercise price per share was equal to the fair market value of our common stock on the date of grant. The percentage of total options was calculated based on options to purchase an aggregate of 833,610 shares of common stock granted to employees under the Plans in 2004. The potential realizable value was calculated based on the ten-year term of the options and assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the options were granted to their expiration dates based on the fair value of the common stock on the date of grant. These assumed rates of appreciation comply with the rules of the Commission and do not represent our estimate of our future stock price. For our employees and officers, 25% of the option grant generally vests on the one-year anniversary of employment, and the remainder vests in a series of equal monthly installments beginning on the one-year anniversary of employment and continuing over the next three years of service. Subsequent option grants generally vest in a series of equal monthly installments over a four-year period.
Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable
		% of Total			Value at Assumed
	Number of	Options			Annual Rates of Stock
	Securities	Granted to			Price Appreciation for
	Underlying	Employees			Option Term
	Options	in Fiscal	Exercise Price	Expiration
Name	Granted (#)	Year (%)	per Share ($)	Date	5% ($)	10% ($)

Dr. Denney	125,000	15	9.75	8/23/2014	766,465	1,942,374
Dr. Ingolia	80,000	9.6	9.72	7/21/2014	489,028	1,239,294
Dr. Charpentier	70,000	8.4	9.75	7/21/2014	429,221	1,087,729
Mr. Miller	35,000	4.2	12.25	2/17/2014	269,639	683,317
	60,000	7.2	9.72	7/21/2014	366,771	929,471
Mr. Vuko	150,000	18	9.97	4/19/2014	940,512	2,383,442
2004 Fiscal Year End Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the- Money Options
	Shares		December 31, 2004 (#)		at December 31, 2004 ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Dr. Denney	—	—	43,748	181,252	544,914	1,773,336
Dr. Charpentier	—	—	42,351	87,731	591,161	823,315
Dr. Ingolia	—	—	49,412	121,960	679,317	1,259,556
Mr. Miller	—	—	—	95,000	—	606,850
Mr. Vuko	—	—	—	150,000	—	1,060,500

(1)	Value is calculated based on the fair market value of the Company’s Common Stock at December 31, 2004 ($17.04 ) based on the closing sales price of Genitope Corporation’s common stock as reported on the Nasdaq National Market on December 31, 2004) minus the exercise price of the options, multiplied by the number of shares subject to the stock option, without taking into account any taxes that might be payable in connection with the transaction.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS
      See “Certain Transactions.”
Securities Authorized for Issuance under Equity Compensation Plans
      The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2004:
Equity Compensation Plan Information

			Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted-Average	for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

	(a)	(b)	(c)
Equity compensation approved by security holders:
2003 Equity Incentive Plan	813,899	$10.57	2,109,549
2003 Non-Employee Directors’ Plan	173,000	$10.73	85,000
2003 Employee Stock Purchase Plan	—	—	209,117
1996 Stock Option Plan(1)	590,274	$2.12	329,271
Equity compensation not approved by security holders:	—	—	—

(1)	The Company is not currently granting options out of the 1996 Stock Option Plan, but the plan remains in effect as to outstanding stock options granted under the plan, and the Company may grant stock options from the plan in the future.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION
      The Compensation Committee of the Board of Directors (the “Board”) is currently composed of Messrs. Ennis and Hasler and Dr. Goode, each of whom are independent directors who have never been officers or employees of the Company. Dr. Goode replaced Mr. Finney as a member of the Compensation Committee in June 2004. The Board adopted a written charter for the Compensation Committee on August 7, 2003 (“Charter”). The Charter was reviewed in March 2005 by the Committee and the full Board and remains in effect through the present date. The purpose of the Compensation Committee is to act on behalf of the Board in fulfilling the Board’s responsibilities to oversee the Company’s compensation policies, plans and programs, and to review and determine the compensation to be paid to the Company’s executive officers.
      The Compensation Committee has furnished the following report on executive compensation. This report is being included to enhance disclosure of the Company’s executive compensation policies. This report addresses the Company’s compensation policies for 2004 as they affected its Chief Executive Officer and its other executive officers, including the Named Executive Officers identified in this proxy statement.
Compensation Philosophy
      The goals of the Company’s compensation program are to align compensation with business objectives and performance that are expected to lead to the creation of value for its stockholders and to enable the Company to attract, retain and motivate executive officers and other key employees who contribute to its long-term success. The program is designed to accomplish this by providing appropriate levels of risk and reward, assessed on a relative basis at all levels within the Company and in proportion to an individual employee’s performance and contribution to the Company’s corporate performance goals. Key elements of this philosophy are:

•	To pay competitively with other biotechnology companies with which the Company competes for talented employees. To ensure that the Company’s pay is competitive, the Compensation Committee compares the Company’s pay practices with the pay practices of these companies and sets its pay parameters partly based on this review. The Compensation Committee believes compensation for the Company’s executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities who are with companies that are in the same or similar business as the Company and that have achieved a level of success similar to the Company. The Compensation Committee also strives to achieve equitable relationships both among the compensation of individual executive officers and between the compensation of executive officers and other employees throughout the Company.

•	To provide significant equity-based incentives for executive officers and other key employees to ensure that they are motivated over the long term to respond to the Company’s business challenges and opportunities as owners as well as employees.
Executive Performance
      Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which the Company’s strategic, scientific and business goals are met, including such factors as timely achievement of positive clinical results and meeting stated financial objectives. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which the individual executive officer fosters teamwork and Company values.
Executive Compensation
      The Compensation Committee’s objective is to set total executive compensation at levels that closely approximate the competitive market average when compared to comparable companies in the biotechnology industry. The Compensation Committee used various resources including the 2004 Radford Biotechnology Survey Report as a reference in determining the parameters of total executive compensation for 2004. During fiscal 2004, the three primary components of executive compensation were base salary, long-term equity incentives and cash incentive bonuses. The Company also offers to its executive officers participation (with all other eligible employees of Genitope Corporation) in its 401(k) Plan, and certain other benefits available generally to employees of Genitope Corporation.
      Base Salary. The Compensation Committee annually reviews each executive officer’s base salary. The base salary for executive officers is generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of the executive officers. When reviewing salaries, the Compensation Committee considers various factors including individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices for companies similarly situated. Increases in annual salaries are based on actual corporate and individual performance against various performance criteria which vary for each executive officer based on his or her area of responsibility. The Compensation Committee does not use a specific formula based on these performance criteria nor does the Company assign specific relative weights to each of the criteria, but instead makes an evaluation of each executive officer’s contributions and performance in light of all such criteria taken as a whole and in relation to other executive officers. One executive officer, other than the CEO, received a $9,000 increase to his base salary in 2004. Based upon the Compensation Committee’s review of competitive pay practices, the Compensation Committee believes that the 2004 base salaries of the Company’s executive officers were set at competitive levels relative to comparable biopharmaceutical companies.
      Cash Incentive Bonus. The Compensation Committee believes that executive performance may be maximized by providing for certain incentive bonuses each year. The Compensation Committee annually reviews each executive officer’s performance and contribution, as well as the Company’s corporate performance, to determine the appropriate cash bonus for each executive officer. The factors that the Compensation Committee takes into consideration in determining incentive bonuses are the achievement of certain corporate and individual performance objectives and certain other management business objectives established by the Compensation Committee and approved by the full Board. The Compensation Committee awarded cash bonuses to six executive officers, other than the CEO, for their performance in 2004 ranging from $10,000 to $40,000.
      Equity Incentives. Compensation at the executive officer level also includes long-term incentives through the granting of stock options. The Company’s stock option program is designed to align the long-term interests of the Company’s employees and its stockholders and assist in the retention and motivation of its executive officers. Through option grants, executives receive significant equity incentives to build long-term stockholder value. All stock options granted to executive officers in 2004 were granted at 100% of the fair market value of the underlying common stock on the date of grant. Executives receive value from these grants only if the Company’s common stock appreciates over the long term. The size of option grants is generally intended to reflect the executive officer’s position with the Company and his or her contributions to the Company, including his or her success in achieving the individual performance criteria described above, and other factors, such as anticipated level of future contribution and officer’s existing number and value of options. The Compensation Committee believes that the award of stock options by the Company will, among other things, create incentives for executive officers of the Company to contribute to the success of the entire organization through the ownership of equity. The Company’s equity incentive program currently includes the issuance of stock options from the Company’s 2003 Equity Incentive Plan and the issuance and sale of shares of common stock from its 2003 Employee Stock Purchase Plan (the “ESPP”). The Company’s option program utilizes vesting periods (generally four years) to encourage employees to continue in its employ. During 2004, options granted to most executive officers vested in equal monthly installments over a four-year period from the date of grant. The Board granted options to purchase an aggregate of 465,000 shares of the Company’s common stock to its executive officers other than the CEO in 2004 at a weighted average exercise price of $9.99 per share.
      Under the ESPP, employees, including officers other than Dr. Denney, may have up to 15% of their eligible earnings withheld for purchases of the Company’s common stock on certain dates specified by the Board or in the ESPP. The price of common stock purchased will be equal to 85% of the lower of the fair market value of the common stock on the relevant purchase date or commencement date of the relevant offering period. The initial offering period under the ESPP commenced on October 30, 2003 with purchase periods under the offering occurring on April 30, 2004 and October 29, 2004. In 2004, three executive officers purchased 4,893 shares of common stock of Genitope Corporation in the aggregate under the ESPP.
      Benefits. Benefits offered to the Company’s executive officers serve a different purpose than do the other elements of total compensation. In general, they provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to executive officers are the same as those that are offered to the general employee population. The Compensation Committee believes that the compensation paid or payable pursuant to life insurance benefits and the benefit plans available to the Company’s employees generally is competitive with the benefit packages offered by comparable employers.
Chief Executive Officer Compensation
      Dr. Denney is eligible to receive the same categories of compensation available to the other executive officers of the Company. The Compensation Committee believes that Dr. Denney’s salary, cash bonus and stock option grant for the 2004 fiscal year are consistent with the criteria described above and with the Compensation Committee’s evaluation of his overall leadership and management of the Company. The Compensation Committee considered, among other achievements, that 2004 was a successful year for the Company, and it continues to perform well under Dr. Denney’s leadership. During 2004, the Company completed two successful financings, raising net proceeds of approximately $113 million. In March 2004, the Company completed patient enrollment into its pivotal Phase 3 clinical trial of MyVax® Personalized Immunotherapy. In setting the total compensation for Dr. Denney, the Compensation Committee used various resources including the 2004 Radford Biotechnology Survey Report to provide comparable industry data. This analysis covered the compensation of CEOs in a comparator group of companies and reviewed the compensation paid to other CEOs, including salary and annual and long-term incentive awards.
      CEO’s Base Salary. Upon the closing of the initial public offering in November 2003, the Compensation Committee approved an increase in Dr. Denney’s annual base salary to $280,000. In July 2004 the Compensation Committee approved an additional increase in his salary to $320,000.
      CEO’s Cash Bonus. In addition, based on Dr. Denney’s individual achievements, including the successful secondary offering in June 2004, the Compensation Committee in August 2004 approved a cash bonus (payable immediately) of $100,000 to Dr. Denney. Further, based on Dr. Denney’s individual achievements, including the successful financing in December 2004 and the Company’s corporate achievements in 2004, the Compensation Committee approved in April 2005 a cash bonus (payable immediately) of $200,000 to Dr. Denney. The Committee believes, that these bonuses are at a competitive level relative to other CEOs of comparable biopharmaceutical companies.
      CEO’s Stock Option Grant. In August 2004, Dr. Denney received a stock option grant, which vests monthly over four years from the grant date, under the 2003 Equity Incentive Plan to purchase 125,000 shares of common stock at the then current market share price of $9.75. The Compensation Committee believes that these stock options granted to Dr. Denney are necessary to maintain the overall competitiveness of his compensation package and to maintain the strength of the alignment of his interest with those of the Company’s stockholders.
      Dr. Denney’s total compensation for 2004 is set forth in the Summary Compensation Table. The Committee intends to continue to monitor Dr. Denney’s compensation levels in light of his performance and the compensation level of executives at comparable companies.
Federal Tax Considerations
      Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.
      The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to the Company’s executive officers shall be designed to qualify as “performance-based compensation.” The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with code section 162(m) in the future to the extent consistent with the Company’s best interests.
Conclusion
      Through the plans described above, a significant portion of the Company’s compensation program and Dr. Denney’s compensation are contingent on the Company’s performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of its business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE

Ronald L. Goode (Chairman)
Gregory Ennis
William A. Hasler
Compensation Committee Interlocks and Insider Participation
      As noted above, the Company’s compensation committee consists of Messrs. Ennis and Hasler and Dr. Goode. No member of the Board of Directors or the compensation committee serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

PERFORMANCE MEASUREMENT COMPARISON(1)
      The following graph shows the cumulative total stockholder return assuming the investment of $100.00 in cash on October 30, 2003 for (i) the Company’s Common Stock, (ii) the Nasdaq U.S. Index, and (iii) the Nasdaq Biotechnology Index. All values are to assume the reinvestment of dividends and are based on the returns of the component companies weighted according to their market capitalizations as of December 31 of each year. No dividends have been declared on the Common Stock.
      The stockholder return shown on the following graph below is not necessarily indicative of future performance, and the Company does not make or endorse any predictions as to future stockholder returns.
COMPARISON OF 15 MONTH CUMULATIVE TOTAL RETURN*
AMONG GENITOPE CORPORATION, THE NASDAQ STOCK MARKET (U.S) INDEX
AND THE NASDAQ BIOTECHNOLOGY INDEX

	10/30/03	12/03	12/04

GENITOPE CORPORATION	100.00	102.00	189.33

NASDAQ STOCK MARKET (U.S.)	100.00	106.94	112.95

NASDAQ BIOTECHNOLOGY	100.00	110.47	114.63

      (1) This Section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

CERTAIN TRANSACTIONS
Executive Officer Loans
      The largest aggregate amount of indebtedness by members of our management outstanding at any time since our inception was $113,889. On September 4, 2001, we received a full recourse promissory note in exchange for a loan used to exercise stock options from Diane Ingolia, our Vice President of Technical Development and Intellectual Property Counsel, with an aggregate principal amount of $48,015 and an interest rate of 6.50%. This note was repaid in full by Dr. Ingolia in August 2004. At the time of repayment, the total amount of indebtedness owed by Dr. Ingolia, including interest, was $58,167. We believe that we have executed all of the transactions set forth above on terms no less favorable to us than terms we could have obtained from unaffiliated third parties.
Employment, Severance and Change of Control Agreements
      Each executive officer of the Company has entered into a standard form proprietary information and inventions assignment agreement that provides that the employee will not disclose any confidential information of the Company received during the course of employment and that, with some exceptions, the employee will assign to the Company any and all inventions conceived or developed during the course of employment. At the time of commencement of employment, our employees also generally sign offer letters specifying basic terms and conditions of employment.
      Our 2003 Equity Incentive Plan (the “Incentive Plan”) provides that in the event of certain corporate transactions, all outstanding options under the Incentive Plan either will be assumed, continued or substituted for by any surviving entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such options, the vesting provision of such options will be accelerated and such options will be terminated if not exercised prior to the effective date of such corporate transaction. In the event of certain changes in control, the vesting and exercisability of outstanding options under the Incentive Plan granted may be accelerated if the awardee’s agreement so specifies. In addition, the 1996 Plan provides that in the event of a change in control of the Company, the vesting of options held by any employee or director whose status is involuntarily terminated without cause, or terminated voluntarily for good reason, within 12 months of the change in control shall accelerate so that 50% of their then-unvested shares shall immediately become exercisable and/or no longer subject to a right of repurchase by the Company. For the purposes of the 1996 Plan, a change in control includes: (1) a person becoming the beneficial owner of 50% or more of our outstanding voting securities; (2) a merger or consolidation in which our stockholders immediately before the transaction own less than a majority of the outstanding voting securities of the surviving entity or its parent immediately after the transaction; and (3) a sale or other disposition of all or substantially all of our assets.
Warrant Issuances
      In connection with an agreement to act as guarantor of our obligations under our lines of credit, in August 2003, we issued a warrant to purchase 533,333 shares of Series F preferred stock at an exercise price of $4.50 per share, which, upon completion of the Company’s initial public offering, instead became exercisable for 266,666 shares of common stock (based on the initial public offering price of $9.00 per share), to a member of our Board of Directors, Stanford C. Finney, pursuant to an agreement entered into in July 2003. For more information regarding ownership of our equity securities by Mr. Finney, please see “Security Ownership of Certain Beneficial Owners and Management” above.
Indemnification Agreements
      The Company has entered into separate indemnification agreements with each of our directors and executive officers which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. The Company’s Bylaws provide that Genitope must indemnify its directors and officers and may indemnify its other employees and agents to the fullest extent permitted by Delaware law. The Company’s Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity.
HOUSEHOLDING OF PROXY MATERIALS
      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
      This year, a number of brokers with account holders who are Genitope stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Genitope Corporation, c/o Laura Woodhead, Secretary, 525 Penobscot Drive, Redwood City, California 94603 or contact Laura Woodhead at (650) 482-2000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
OTHER MATTERS
      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Laura R. Woodhead
Secretary
April 29, 2005
      A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2004 is available without charge upon written request to: Secretary, Genitope Corporation, 525 Penobscot Drive, Redwood City, California 94063.

GENITOPE CORPORATION
ANNUAL MEETING OF STOCKHOLDERS

June 6, 2005
1:00 p.m. local time

525 Penobscot Drive
Redwood City, CA 94063

Genitope Corporation
525 Penobscot Drive	proxy
Redwood City, CA 94063

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders, June 6, 2005.

     The undersigned hereby appoints Dan W. Denney, Jr., Ph.D. and Laura Randall Woodhead, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Genitope Corporation, a Delaware corporation (the “Company”), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters 525 Penobscot Drive, Redwood City, California 94063, on Monday, June 6, 2005 at 1:00 p.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-866-540-5700 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. on June 5, 2005.

•	Please have your proxy card in your hand when you call. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.proxyvoting.com/gtop — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. on June 5, 2005.

•	Please have your proxy card in your hand when you call. Follow the simple instructions to obtain your recorded vote shares.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Genitope Corporation, c/o Mellon Investor Services, Proxy Processing, P.O. Box 3510, S. Hackensack NJ 07606-9210.

If you vote by Phone or Internet, please do not mail your proxy card.
\/ Please detach here \/

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Please mark your votes as indicated in this example ☒

The Board of Directors recommends a vote FOR the two nominees for director listed below.	FOR	WITHHELD
	ALL	FOR ALL
	☐	☐

PROPOSAL 1:
To elect two Class II directors to hold office until the 2008 Annual Meeting of Stockholders or until their successors are elected.

Nominees:
01 Gordon Denney, 02 William Hasler

To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:

If you plan to attend the Annual Meeting, please mark the box to the right	☐

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 2:	To ratify the selection by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Please disregard if you have previously provided your consent decision.		☐

By checking the box to the right, I consent to the future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand I may revoke my consent at anytime by contacting the Company’s transfer agent, Mellon Investor Services, Proxy Processing, P.O. Box 3510, S. Hackensack, NJ 07606-9210, and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Signature	Signature	Date

NOTE: Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer, stating title. If signer is a partnership, please sign in partnership name by an authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.